As filed with the Securities and Exchange Commission on July 19, 2024
Securities Act Registration No.
Investment Company Act Registration No. 811-05186
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 205 (X)
Check appropriate box or boxes
ADVANCED SERIES TRUST
Exact name of registrant as specified in charter
655 Broad Street
Newark, New Jersey 07102
Address of Principal Executive Offices including Zip Code
1-800-225-1852
Registrant’s Telephone Number, Including Area Code
Andrew R. French
655 Broad Street
Newark, New Jersey 07102
Name and Address of Agent for Service
This Amendment No. 205 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (the Amendment) only relates to the AST T Rowe Price Fixed Income Central Portfolio (the Portfolio), a series of the Registrant.
The Amendment is not intended to amend the current prospectuses and statements of additional information for the other series of the Registrant not included herein. Part A, Part B and Part C of the Registration Statement for the Portfolios, dated May 1, 2024, were previously filed in connection with Amendment No. 202 to the Registration Statement and are incorporated by reference into this Amendment to the Registrant Statement. In addition, the annual report for the Portfolios, which includes the Portfolios’ audited financial statements for the fiscal year ended December 31, 2023, is incorporated by reference into this Amendment.

ADVANCED SERIES TRUST

AST T. Rowe Price Fixed Income Central Portfolio

Supplement dated July 19, 2024 to the

Currently Effective Prospectus and Statement of Additional Information

This supplement should be read in conjunction with the currently effective Prospectus (the Prospectus) and Statement of Additional Information (SAI) for Advanced Series Trust (the Trust) relating to the AST T. Rowe Price Fixed Income Central Portfolio, (the Portfolio). The Portfolio discussed in this supplement may not be available under your variable contract. For more information about the portfolios available under your variable contract, please refer to your contract prospectus.

Effective immediately, Christopher P. Brown and Anna Alexandra Dreyer will replace Stephen L. Bartolini and Saurabh Sud as the Portfolio’s co-portfolio managers.

To reflect this change, the Portfolio’s Prospectus and SAI will hereby be revised as follows effective immediately:

I.All references to Mr. Bartolini and Mr. Sud will hereby be removed from the Trust’s Prospectus and SAI relating to the Portfolio.

II.The table in the section of the Prospectus entitled “MANAGEMENT OF THE PORTFOLIOS – MANAGEMENT OF THE AST T. ROWE PRICE FIXED INCOME CENTRAL PORTFOLIO,” will hereby be revised by adding the following information with respect to Mr. Brown and Ms. Dreyer:

Investment	Subadviser	Portfolio	Title	Service Date
Managers		Managers

PGIM	T. Rowe Price	Christopher P.	Co-Portfolio
Investments LLC	Associates, Inc.	Brown	Manager	July 2024
PGIM	T. Rowe Price	Alexandra	Co-Portfolio
Investments LLC	Associates, Inc.	Dreyer	Manager	July 2024

III. The following will hereby be added in the section of the Prospectus entitled “PORTFOLIO MANAGERS – AST T. Rowe Price Fixed Income Central Portfolio”:

Christopher P. Brown, Mr. Brown joined the Firm in 2005, and his investment experience dates from 2000. During the past five years, he has served as a portfolio manager and as the head of Securitized Products in the Firm’s Fixed Income Division.

Alexandra Dreyer, Ms. Dreyer joined the Firm in 2008, and her investment experience dates from that time. During the past five years, she has served as a portfolio manager and as the head of Fixed Income Quantitative Risk and Portfolio Construction Research in the Firm’s Fixed Income Division. Prior to joining the Firm’s Fixed Income Division, she was a portfolio manager and an associate director of research in the Firm’s Multi-Asset Division.

IV. The table in Part I of the SAI entitled “PORTFOLIO MANAGERS: OTHER ACCOUNTS – T. Rowe Price Fixed Income Central Portfolio” will hereby be revised by adding the following information with respect to Mr. Brown and Ms. Dreyer:

Subadviser	Portfolio	Registered	Other Pooled	Other Accounts*	Ownership
	Managers	Investment	Investment	(in millions)	of Portfolio
		Companies*	Vehicles*		Securities*
		(in millions)	(in millions)
T Rowe Price		2/$758,981,082	2/$254,377,123	8/$9,734,845,812	None
Associates,	Christopher
Inc.	P. Brown
T Rowe Price		2/$758,981,082	2/$254,377,123	0/$0	None
Alexandra
Associates,
Inc.	Dreyer

*Information as of 05/31/2024

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

SIGNATURES
Pursuant to the requirements of the Investment Company Act, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Newark, and State of New Jersey, on the July 19, 2024.
ADVANCED SERIES TRUST

Timothy S. Cronin*

Timothy S. Cronin, President
/s/ Patrick McGuinness

Patrick McGuinness
Attorney-in-Fact
July 19, 2024

POWER OF ATTORNEY
The undersigned, Susan Davenport Austin, Sherry S. Barrat, Jessica M. Bibliowicz, Kay Ryan Booth, Stephen M. Chipman, Timothy S. Cronin, Robert F. Gunia, Thomas M. O’Brien, Christian J. Kelly and Elyse McLaughlin, as directors/trustees and/or officers of each of the registered investment companies listed in Appendix A hereto hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness, Debra Rubano, Devan Fogle and George Hoyt or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5 for or on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Susan Davenport Austin Susan Davenport Austin
/s/ Sherry S. Barrat Sherry S. Barrat
/s/ Jessica M. Bibliowicz Jessica M. Bibliowicz
/s/ Kay Ryan Booth Kay Ryan Booth
/s/ Stephen M. Chipman Stephen M. Chipman
/s/ Timothy S. Cronin Timothy S. Cronin
/s/ Robert F. Gunia Robert F. Gunia
/s/ Thomas M. O’Brien Thomas M. O’Brien
/s/ Christian J. Kelly Christian J. Kelly
/s/ Elyse McLaughlin Elyse McLaughlin

Dated: March 15, 2024

Appendix A
Advanced Series Trust
The Prudential Series Fund
Prudential’s Gibraltar Fund, Inc.